Exhibit T3A.100

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 10:00 AM 12/05/2000

001606782 - 3324772

CERTIFICATE OF FORMATION

OF

CBL/OLD HICKORY II, LLC

1. The name of the limited liability company is CBL/Old Hickory II, LLC

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, New Castle. County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. (Use this paragraph only if the company is to have a specific effective date of dissolution.) The latest date on which the limited liability company is to dissolve is December 31, 2050.

4. (Insert any other matters the members determine to include herein.)

The limited liability company shall engage in and transact any and all lawful business activities permitted limited liability companies under the laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of CBL/Old Hickory II, LLC this 1st day of December, 2000.

By:	/s/ Jeffery V. Curry
Jeffery V. Curry, Organizer